Exhibit (d)(7)(i)

AMENDMENT to INVESTMENT ADVISORY AGREEMENT

This Amendment (the “Amendment”) is made and entered into on this 27th day of November, 2012 between RBC Global Asset Management (U.S.) Inc. (the “Adviser”), a Minnesota corporation, and RBC Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of the RBC Small Cap Core Fund (the “Fund”) and hereby amends that certain Investment Advisory Agreement (the “Agreement”) dated March 31, 2004, as amended, between the Adviser and the Trust.

WHEREAS, the Adviser and the Trust have entered into the Agreement relating to the Fund; and

WHEREAS the Adviser and the Trust desire to amend the Agreement.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. SCHEDULE A. SCHEDULE A to the Agreement is hereby amended and restated, as attached.

SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.		RBC FUNDS TRUST

By:	/s/ Michael Lee	By:	/s/ Kathleen A. Gorman
Name:	Michael Lee	Name:	Kathleen A. Gorman
Title:	CEO	Title:	President & CEO
Date:	11/27/12	Date:	11/27/12

SCHEDULE A

Name of Fund	Annual Fee Rate

RBC SMALL CAP CORE FUND	0.85%